Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

The Hanover Insurance Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee(3)
Equity	Common Stock, $0.01 par value per share	457(c) and 457(h)	1,250,000(2)	$101.70	$127,125,000	0.00011020	$14,009

Total Offering Amounts					$127,125,000		$14,009
Total Fee Offsets							—
Net Fee Due							$14,009
(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock as may be issued to prevent dilution from stock splits, stock dividends and similar transactions.

(2)							Represents shares of Common Stock reserved for issuance pursuant to future awards under the Registrant’s 2023 Employee Stock Purchase Plan (the “2023 ESPP”).
(3)

Pursuant to Rules 457(c) and 457(h) under the Securities Act, the registration fee was computed on the basis of 90% of the average of the high and low prices of a share of the Registrant’s common stock on the New York Stock Exchange on June 21, 2023. Under the 2023 ESPP, the purchase price of a share of common stock is equal to 85% (or such greater percentage specified by the 2023 ESPP’s administrator to the extent permitted under Section 423) of one of the following, as selected by the 2023 ESPP’s administrator prior to the commencement of the relevant option period: (i) the fair market value of a share of the Registrant’s common stock on the grant date; (ii) the fair market value of a share of the Registrant’s common stock on the exercise date; or (iii) the lesser of (i) and (ii).